Hostess Brands Reports Second Quarter 2023 Results
Delivers Strong Profit Growth
Reaffirms Full-Year Net Revenue Guidance
Raises EBITDA and EPS Guidance Toward Higher End of Previous Range
LENEXA, KS, August 8, 2023 - Hostess Brands, Inc. (NASDAQ: TWNK) (the “Company,” “Hostess Brands,” “we,” “us,” and “our”) today reported its financial results for the three and six months ended June 30, 2023.
“Hostess Brands delivered another strong quarter with double-digit profit growth and higher margins driven by favorable net price realization, normalizing supply chain, and contributions from productivity initiatives. Our foundation for sustainable growth remains strong. We are executing well against our growth initiatives with strong customer support behind back-to-school merchandising, leading innovation in the category, and increased investment in our brands, which provide confidence in our ability to generate stronger sales growth in the second half of 2023,” said Andy Callahan, President and Chief Executive Officer, Hostess Brands.

Callahan added, “We believe we continue to be well-positioned for attractive shareholder returns as we build a premier, pure-play snacking company. Given our strong first-half performance, we are raising our full-year adjusted EBITDA and adjusted EPS guidance toward the higher end of our previous range, delivering above long-term algorithm profit growth in 2023.”

Second Quarter 2023 Financial Highlights as Compared to the Prior Year Period1
▪Net revenue of $352.4 million increased 3.5% from the same period last year, as 10.4% contribution from price/mix more than offset lower volume in the quarter.
▪Gross profit increased 11.8% to $126.0 million, or 35.8% of net revenue. On an adjusted basis, gross profit increased 12.1% to $126.4 million, or 35.9% of net revenue. Gross margin increased by 265 basis points, 275 basis points on an adjusted basis, from year-ago levels, as favorable net price realization, normalizing supply chain, and productivity more than offset high single-digit inflation.
▪Net income was $32.5 million, or $0.24 per diluted share, compared to $30.5 million, or $0.22 per diluted share, in the same period last year. Adjusted net income increased to $37.7 million, resulting in $0.28 adjusted EPS, as compared to $0.22 in the prior period.
▪Adjusted EBITDA increased 16.1% to $80.0 million. Adjusted EBITDA margins increased by 247 basis points to 22.7%.
▪Cash and cash equivalents were $99.4 million as of June 30, 2023, resulting in a net leverage ratio of 2.9x.
▪Capital expenditures were $58.2 million, including the build-out of the new bakery in Arkadelphia, Arkansas, which remains on track to begin operations in the 4th quarter of 2023.
▪Reaffirms full-year 2023 guidance for net revenue growth of 4% to 6%, raises adjusted EBITDA and adjusted EPS guidance toward the higher end of its previous $315 million to $325 million and $1.08 to $1.13 guidance ranges, respectively.

Other Highlights
▪The Company’s Sweet Baked Goods point-of-sale (“POS”) increased 2.9% for the quarter, 18.5% on a two-year stacked basis. Its share of the category decreased approximately 90 basis points to 20.8%.
▪Voortman® branded POS grew 7.2% in the quarter, 32.2% on a two-year stacked basis. Its share of the Cookie category was relatively flat at 2.1% for the quarter.
▪The Company refinanced its term loan, extending the maturity from 2025 to 2030, and increased the capacity on its revolving line of credit from $100 million to $200 million, extending the maturity to 2028 with a minimal impact to the Company's expected effective interest rate.
▪Repurchased shares for an aggregate purchase price of $19.4 million year-to-date through June 30, 2023.
▪Continued on our journey of transparency and progress through the June release of our most recent corporate responsibility report.

1This press release contains certain non-GAAP financial measures, including adjusted gross profit, adjusted gross profit margin, adjusted operating income, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted earnings per share (“EPS”). Please refer to the schedules in this press release for reconciliations of non-GAAP financial measures to the comparable GAAP measure. Unless otherwise stated, all comparisons of financial measures in this press release are to the second quarter of 2022. All measures of market performance contained in this press release, including point of sale and market share include all Company-branded products within the U.S. SBG or Cookie categories as reported by Nielsen but do not include other products sold outside of those categories. All market data in this press release refers to the thirteen-week period ended July 1, 2023. The Company’s leverage ratio is net debt (total long-term debt less cash and short-term investments) divided by the trailing twelve months adjusted EBITDA.

Guidance and Outlook
The Company is raising its full-year 2023 adjusted EBITDA and adjusted EPS guidance:

	Updated Guidance	Previous Guidance
Net revenue growth	4% to 6%	4% to 6%
Adjusted EBITDA	Toward the higher end of $315 - $325 million	$315 - $325 million
Adjusted EPS (diluted)	Toward the higher end of $1.08 - $1.13	$1.08 - $1.13
Capital expenditures	$150 - $170 million	$150 - $170 million
Effective tax rate	27.0%	27.0%
Weighted average shares outstanding	Approximately 135 million	Approximately 135 million
The Company provides guidance on a non-generally accepted accounting principles (non-GAAP) basis and does not provide a reconciliation of the Company’s forward-looking financial expectations to the most directly comparable GAAP financial measure because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for deferred taxes, remeasurement of the tax receivable agreement, and other non-operating gains or losses reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amount of which could be material. Please refer to the Reconciliation of Non-GAAP Financial Measures included in this press release for further information about the use of these measures.
Second Quarter 2023 Compared to Second Quarter 2022
Net revenue was $352.4 million, an increase of 3.5%, or $11.9 million, from the prior-year period. Favorable price/mix provided 10.4% of the net revenue growth driven by net price realization, offset by a 6.9% decline from volume. Sweet baked goods net revenue increased $14.1 million, or 4.6%, while cookies net revenue decreased $2.2 million, or 5.9%.
Gross profit increased 11.8% and was 35.8% of net revenue, an increase of 265 basis points from a gross margin of 33.1% for the same period last year. The increase in gross profit was due to favorable net price realization, normalizing supply chain, and productivity, which more than offset high single-digit inflation and lower volume. Adjusted gross profit increased 12.1% and adjusted gross margin increased 275 basis points.
Operating income was $61.7 million, an increase of 21.0% from the prior-year period. Adjusted operating income of $62.1 million increased 20.1% from the same period last year. Second quarter operating costs increased by 4.2%, as compared to the prior-year period primarily due to the planned increase in advertising and marketing investments, partially offset by lower general and administrative costs.
Adjusted EBITDA of $80.0 million, or 22.7% of net revenue, increased 16.1% from the same period last year.
Our effective tax rate for the three months ended June 30, 2023 was 26.0% compared to 27.0% for the three months ended June 30, 2022. The decrease in the tax rate was attributed to a discrete tax benefit of $0.7 million recognized during the three months ended June 30, 2023. The current period effective tax rate, excluding discrete items, was 27.3% compared to 27.2% in the prior year period.
Net income was $32.5 million, an increase of 6.6% from $30.5 million in the prior-year period. Adjusted net income of $37.7 million increased $7.1 million, as compared to the same period last year. Diluted EPS was $0.24 compared to $0.22 in the prior-year period. Adjusted EPS of $0.28 increased from $0.22 in the prior period largely due to higher adjusted net income and lower shares outstanding.
Operating cash flows for the six months ended June 30, 2023 were $88.3 million, as compared to $87.2 million for the same period last year. Operating cash flows were higher driven by favorable operating income, partially offset by higher interest due to an accelerated payment of accrued interest resulting from the June 2023 debt refinancing.

Conference Call and Webcast
The Company will host a conference call and webcast with an accompanying presentation today, August 8, 2023 at 4:30 p.m. ET to discuss the results for the second quarter. Investors interested in participating in the live call can dial 877-451-6152 from the U.S. and +1-201-389-0879 internationally. A telephone replay will be available approximately three hours after the call concludes and will be available through August 22, 2023, by dialing 844-512-2921 from the U.S., or +1-412-317-6671 internationally, and entering confirmation code 13739286. The simultaneous, live webcast and presentation will be available on the Investor Relations section of the Company’s website at www.hostessbrands.com. The webcast will be archived for 30 days.

About Hostess Brands, Inc.
Hostess Brands, Inc. (NASDAQ: TWNK) is a premier snacking company with a portfolio of iconic brands and a mission to inspire moments of joy by putting our heart into everything we do. Hostess Brands is proud to make America’s No. 1 cupcake, mini donut and zero sugar cookie brands. With annual sales of $1.4 billion and approximately 3,000 dedicated team members, Hostess Brands produces new and classic snacks, including Hostess® Donettes®, Twinkies®, CupCakes, Ding Dongs® and Zingers®, as well as a variety of Voortman® cookies and wafers. For more information about Hostess Brands please visit hostessbrands.com.

Investor Contact:	Media Contact:
Amit Sharma	Jenna Greene
asharma@hostessbrands.com	jenna.green@clynch.com
Forward-Looking Statements
This press release contains statements reflecting the Company’s views about its future performance that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing the Company’s future operating and financial performance and statements addressing events and developments that the Company expects or anticipates will occur are also considered as forward-looking statements. All forward-looking statements included herein are made only as of the date hereof.
These statements inherently involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include, but are not limited to, maintaining, extending and expanding the Company’s reputation and brand image; leveraging the Company’s brand value to compete against lower-priced alternative brands; the ability to pass cost increases on to our customers; correctly predicting, identifying and interpreting changes in consumer preferences and demand and offering new products to meet those changes; protecting intellectual property rights; operating in a highly competitive industry; the ability to maintain or add additional shelf or retail space for the Company’s products; the ability to identify or complete strategic acquisitions, alliances, divestitures or joint ventures; our ability to successfully integrate, achieve expected synergies and manage our acquired businesses and brands; the ability to integrate and manage capital investments; the ability to manage changes in our manufacturing processes resulting from the expansion of our business and operations, including with respect to cost-savings initiatives and the introduction of new technologies and products; the ability to drive revenue growth in key products or add products that are faster-growing and more profitable; volatility in commodity, energy, and other input prices due to inflationary pressures and the ability to adjust pricing to cover increased costs; loss of one or more of our co-manufacturing arrangements; significant changes in the availability and pricing of transportation; negative impacts of climate change; dependence on major customers; increased labor and employee related costs; strikes or work stoppages; product liability claims, product recalls, or regulatory enforcement actions; the ability to produce and successfully market products with extended shelf life; dependence on third parties for significant services; unanticipated business disruptions; adverse impact or disruption to our business caused by pandemics or outbreaks of highly infectious or contagious diseases; disruptions in global economy due to the Russia and Ukraine conflict; geographic focus could make the Company particularly vulnerable to economic and other events and trends in North America; consolidation of retail customers; unsuccessful implementation of business strategies to reduce costs; increased costs to comply with governmental regulation; failures, unavailability, or disruptions of the Company’s information technology systems; dependence on key personnel or a highly skilled and diverse workforce; the Company’s ability to finance indebtedness on terms favorable to the Company; and other risks as set forth from time to time in the Company’s Securities and Exchange Commission (the “SEC”) filings.
As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Risks and uncertainties are identified and discussed in Item 1A-Risk Factors in the Company’s Annual Report on Form 10-K for 2022, filed on February 21, 2023 and as revised and updated in our subsequent filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company’s behalf are expressly qualified in their entirety by these risk factors. Except as may be required by law, the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

HOSTESS BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except shares and per share data)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$99,368	$98,584
Short-term investments	—	17,914
Accounts receivable, net	181,729	168,783
Inventories	67,240	65,406
Prepaids and other current assets	18,083	16,375
Total current assets	366,420	367,062
Property and equipment, net	464,565	425,313
Intangible assets, net	1,909,124	1,920,880
Goodwill	706,615	706,615
Other assets, net	70,688	72,329
Total assets	$3,517,412	$3,492,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt and lease obligations payable within one year	$12,543	$3,917
Tax receivable agreement payments payable within one year	7,400	12,600
Accounts payable	87,502	85,667
Customer trade allowances	67,952	62,194
Accrued expenses and other current liabilities	27,837	59,933
Total current liabilities	203,234	224,311
Long-term debt and lease obligations	982,046	999,089
Tax receivable agreement obligations	117,157	123,092
Deferred tax liability	361,928	347,030
Other long-term liabilities	1,302	1,593
Total liabilities	1,665,667	1,695,115

Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 143,184,870 issued and 132,859,461 shares outstanding as of June 30, 2023 and 142,650,344 shares issued and 133,117,224 shares outstanding as of December 31, 2022	14	14
Additional paid in capital	1,315,418	1,311,629
Accumulated other comprehensive income	34,602	35,078
Retained earnings	710,370	639,595
Treasury stock	(208,659)	(189,232)
Stockholders’ equity	1,851,745	1,797,084
Total liabilities and stockholders’ equity	$3,517,412	$3,492,199

HOSTESS BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net revenue	$352,360	$340,472	$697,763	$672,523
Cost of goods sold	226,366	227,772	451,052	444,199
Gross profit	125,994	112,700	246,711	228,324
Operating costs and expenses:
Advertising and marketing	20,176	15,587	34,075	27,537
Selling	10,025	10,137	20,674	19,914
General and administrative	28,196	30,127	56,394	59,799
Amortization of customer relationships	5,878	5,878	11,756	11,756
Total operating costs and expenses	64,275	61,729	122,899	119,006
Operating income	61,719	50,971	123,812	109,318
Other (income) expense
Interest expense, net	10,283	9,741	20,468	19,407
Loss on modification and extinguishment of debt	7,472	—	7,472	—
Other (income) expense	68	(507)	249	(71)
Total other (income) expense	17,823	9,234	28,189	19,336
Income before income taxes	43,896	41,737	95,623	89,982
Income tax expense	11,410	11,261	24,848	24,948
Net income	$32,486	$30,476	$70,775	$65,034

Earnings per Class A share:
Basic	$0.24	$0.22	$0.53	$0.47
Diluted	$0.24	$0.22	$0.53	$0.47
Weighted-average shares outstanding:
Basic	133,076,763	137,909,156	133,298,117	138,255,803
Diluted	134,211,771	138,958,242	134,371,034	139,263,303

HOSTESS BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Six Months Ended
	June 30, 2023	June 30, 2022
Operating activities
Net income	$70,775	$65,034
Depreciation and amortization	30,054	27,951
Debt discount amortization	530	615
Unrealized foreign exchange gains	(153)	(217)
Loss on debt extinguishment	721	—
Non-cash lease expense	129	247
Share-based compensation	6,538	4,987
Realized and unrealized gains on short-term investments	(86)	—
Deferred taxes	15,066	10,374
Change in operating assets and liabilities:
Accounts receivable	(12,863)	(30,600)
Inventories	(1,834)	(7,996)
Prepaids and other current assets	5,243	(131)
Accounts payable and accrued expenses	(31,489)	8,967
Customer trade allowances	5,717	7,934
Net cash provided by operating activities	88,348	87,165

Investing activities
Purchases of property and equipment	(55,161)	(36,302)
Acquisition of short-term investments	—	(20,918)
Proceeds from maturity of short-term investments	18,000	—
Acquisition and development of software assets	(3,005)	(5,607)
Net cash used in investing activities	(40,166)	(62,827)

Financing activities
Repayments of long-term debt and lease obligations	—	(5,584)
Debt fees paid	(10,306)	—
Proceeds from origination of long-term debt	336,663	—
Payments related to settlement of long-term debt	(334,883)	—
Collateral payments	(5,980)	—
Repurchase of common stock	(19,427)	(48,506)
Tax payments related to issuance of shares to employees	(5,914)	(5,512)
Cash received from exercise of options and warrants	3,165	2,241
Payments on tax receivable agreement	(11,135)	(9,313)
Net cash used in financing activities	(47,817)	(66,674)
Effect of exchange rate changes on cash and cash equivalents	419	8
Net increase (decrease) in cash and cash equivalents	784	(42,328)
Cash and cash equivalents at beginning of period	98,584	249,159
Cash and cash equivalents at end of period	$99,368	$206,831

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest, net of amounts capitalized	$28,077	$18,599
Net taxes paid	$11,496	$11,489
Supplemental disclosure of non-cash investing:
Accrued capital expenditures	$9,421	$6,358

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted gross profit, adjusted gross profit margin, adjusted operating income, adjusted net income, adjusted EBITDA, adjusted EBITDA margin and adjusted EPS (collectively referred to as “Non-GAAP Financial Measures”) are commonly used in the Company’s industry and should not be construed as an alternative to net revenue, gross profit, operating income, net income or earnings per share as indicators of operating performance (as determined in accordance with GAAP). These Non-GAAP Financial Measures may not be comparable to similarly-titled measures reported by other companies. The Company has included these Non-GAAP Financial Measures because it believes that the measures provide management and investors with additional information to measure the Company’s performance, estimate the Company’s value and evaluate the Company’s ability to service debt.
Non-GAAP Financial Measures are adjusted to exclude certain items that affect comparability. The adjustments are itemized in the tables below. You are encouraged to evaluate these adjustments and the reason the Company considers them appropriate for supplemental analysis. In evaluating adjustments, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of Non-GAAP Financial Measures should not be construed as an inference that future results will be unaffected by unusual or recurring items.
The Company defines adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization, (iii) income taxes and (iv) share-based compensation, as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. For example, adjusted EBITDA:
•does not reflect the Company’s capital expenditures, future requirements for capital expenditures or contractual commitments;
•does not reflect changes in, or cash requirements for, the Company’s working capital needs;
•does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt; and
•does not reflect payments related to income taxes or the tax receivable agreement.

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in thousands, except percentages and per share data)

	Three Months Ended June 30, 2023
	Gross Profit	Gross Margin	Operating Income	Net Income	Net Income Margin	Diluted EPS
GAAP Results	$125,994	35.8%	$61,719	$32,486	9.2%	$0.24
Non-GAAP adjustments:
Foreign currency remeasurement	—	—	—	(205)	(0.1)	—
Accelerated depreciation related to network optimization	398	0.1	398	398	0.1	—
Loss on modification and extinguishment of debt	—	—	—	7,472	2.1	0.07
Other (1)	—	—	—	274	0.1	—
Discrete income tax expense	—	—	—	(667)	(0.2)	—
Tax impact of adjustments	—	—	—	(2,085)	(0.6)	(0.03)
Adjusted Non-GAAP results	$126,392	35.9%	$62,117	37,673	10.7	$0.28

Income tax				14,162	4.0
Interest expense				10,283	2.9
Depreciation and amortization				14,328	4.1
Share-based compensation				3,527	1.0
Adjusted EBITDA				$79,973	22.7%
(1) Costs related to certain corporate initiatives and are included in other expense on the condensed consolidated statement of operations.

	Three Months Ended June 30, 2022
	Gross Profit	Gross Margin	Operating Income	Net Income	Net Income Margin	Diluted EPS
GAAP Results	$112,700	33.1%	$50,971	$30,476	9.0%	$0.22
Non-GAAP adjustments:
Foreign currency remeasurement	—	—	—	(537)	(0.2)	—
Project consulting costs (1)	—	—	559	559	0.2	—
Other (2)	144	—	144	175	—	—
Discrete income tax expense	—	—	—	(80)	—	—
Tax impact of adjustments	—	—	—	(53)	—	—
Adjusted Non-GAAP results	$112,844	33.1%	$51,674	30,540	9.0	$0.22

Income tax				11,394	3.3
Interest expense				9,742	2.9
Depreciation and amortization				14,560	4.2
Share-based compensation				2,648	0.8
Adjusted EBITDA				$68,884	20.2%
(1) Project consulting costs are included in general and administrative on the condensed consolidated statement of operations.
(2) Costs related to certain corporate initiatives, including $0.1 million of accelerated depreciation.

	Six Months Ended June 30, 2023
	Gross Profit	Gross Margin	Operating Income	Net Income	Net Income Margin	Diluted EPS
GAAP Results	$246,711	35.4%	$123,812	$70,775	10.1%	$0.53
Non-GAAP adjustments:
Foreign currency remeasurement	—	—	—	(153)	—	—
Accelerated depreciation related to network optimization	797	0.1	797	797	0.1	0.01
Loss on modification and extinguishment of debt	—	—	—	7,472	1.1	0.06
Other (1)	—	—	—	403	0.1	—
Discrete income tax expense	—	—	—	(1,149)	(0.2)	(0.01)
Tax impact of adjustments	—	—	—	(2,241)	(0.3)	(0.02)
Adjusted Non-GAAP results	$247,508	35.5%	$124,609	75,904	10.9	$0.57

Income tax				28,238	4.0
Interest expense				20,468	2.9
Depreciation and amortization				29,257	4.2
Share-based compensation				6,538	0.9
Adjusted EBITDA				$160,405	22.9%
(1) Costs related to certain corporate initiatives and are included in other expense on the condensed consolidated statement of operations.

	Six Months Ended June 30, 2022
	Gross Profit	Gross Margin	Operating Income	Net Income	Net Income Margin	Diluted EPS
GAAP Results	$228,324	34.0%	$109,318	$65,034	9.7%	$0.47
Non-GAAP adjustments:
Foreign currency remeasurement	—	—	—	(220)	—	—
Project consulting costs (1)	—	—	3,887	3,887	0.6	0.03
Other (2)	273	—	273	422	0.1	—
Discrete income tax expense	—	—	—	512	0.1	—
Tax impact of adjustments	—	—	—	(1,104)	(0.2)	(0.01)
Adjusted Non-GAAP results	$228,597	34.0%	$113,478	68,531	10.3	$0.49

Income tax				25,540	3.8
Interest expense				19,407	2.9
Depreciation and amortization				27,857	4.1
Share-based compensation				4,987	0.7
Adjusted EBITDA				$146,322	21.8%
(1) Project consulting costs are included in general and administrative on the condensed consolidated statement of operations.
(2) Costs related to certain corporate initiatives, including $0.1 million of accelerated depreciation.